NASB Financial, Inc.

                             NEWS RELEASE

Contact:  Keith B. Cox
          President
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (February 11, 2004) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended December 31, 2003, of $5,744,000 or $0.68 per share. This compares to net income of $6,244,000 or $0.73 per share for the quarter ended September 30, 2003, and compares to net income of $5,055,000 or $0.60 per share for the quarter ended December 31, 2002.
     During the quarter ended December 31, 2003, the company paid a quarterly dividend on common stock of $0.17 per share and a special one-time dividend of $0.68 per share.


                (Financial Highlights Schedule Attached)



NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended
                                        -------------------------------------
                                          12/31/03      9/30/03      12/31/02
                                        -------------------------------------
EARNINGS DATA:
Net interest income                    $   12,882       13,006       11,751
Provision for loan losses                      --          272           18
Non-interest income                         3,569        4,744        2,325
Non-interest expense                        7,224        7,327        5,842
Income tax expense                          3,483        3,907        3,161
                                           -------      -------      -------
   Net income                          $    5,744        6,244        5,055
                                           =======      =======      =======
FINANCIAL CONDITION DATA:
Total assets                           $ 1,217,396    1,107,359    1,106,750
Total loans and mortgage-backed
  and related securities                 1,149,197    1,035,288    1,036,199
Customer deposit accounts                  653,185      654,688      617,930
Stockholders' equity                       126,137      127,434      113,249


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     14.92        15.09        13.42
Earnings per share                            0.68         0.73         0.60
Cash dividends paid per share                 0.85         0.17         0.15


Return on assets (annualized net income
  divided by total average assets)           1.98%        2.24%        1.94%

Return on equity (annualized net income
  divided by average stockholder's equity)  18.12%       19.98%       18.16%


Weighted average shares outstanding      8,452,312    8,433,241    8,425,299
